At a meeting held on June 19, 2015, the Board of Managers of Man FRM Alternative Multi-Strategy Fund LLC (the “Registrant”), appointed Ernst & Young LLP to replace PricewaterhouseCoopers LLP ("PwC") as the independent registered public accounting firm of the Registrant. This change was approved by all of the Managers who are not "interested persons," as defined by the Investment Company Act of 1940, as amended, of the Registrant, acting on the recommendation of the Registrant's Audit Committee.

The reports of PwC on the Registrant's financial statements as of and for the two most recent fiscal years (ended March 31, 2014 and March 31, 2015) did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

During the Registrant's two most recent fiscal years (ended March 31, 2014 and March 31, 2015) and during the period from the end of the most recently completed fiscal year through June 19, 2015, there were no disagreements between the Registrant and PwC on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Registrant for such periods.

During the Registrant’s two most recent fiscal years (ended March 31, 2014 and March 31, 2015) and during the period from the end of the most recently completed fiscal year through June 19, 2015, there were no "reportable events" (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

The Registrant has provided PwC with a copy of the foregoing disclosures and has requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Registrant set forth above. A copy of PwC’s letter dated November 25, 2015 is filed as Exhibit 77K to this Form N-SAR.

November 25, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Sir/Madam:

We have read the statements made by Man FRM Alternative Multi-Strategy Fund LLC (the "Registrant"), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, as part of the Form N-SAR of the Registrant dated November 27, 2015. We agree with the statements concerning our Firm therein.

Very truly yours,

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP